Exhibit 10.1
NONQUALIFIED STOCK OPTION AGREEMENT
UNDER
EMERSON ELECTRIC CO.
2024 EQUITY INCENTIVE PLAN

        WITNESSETH THAT:

        WHEREAS, the Board of Directors of Emerson Electric Co. (“Board of Directors”) has adopted the Emerson Electric Co. 2024 Equity Incentive Plan (the “Plan”) pursuant to which options covering an aggregate of sixteen million (16,000,000) shares of the Common Stock of Emerson Electric Co. (the “Company”) may be granted to certain employees of the Company and its subsidiaries as provided in the Plan; and

        WHEREAS, the Committee has determined to make an award under the Plan to the employee of the Company identified in the signature block of this Agreement (“Optionee”); and

        WHEREAS, the Company desires to grant to Optionee the option to purchase certain shares of its Common Stock under the terms of the Plan, which option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as an “Incentive Stock Option”); and

        WHEREAS, Optionee agrees and acknowledges that the grant of said option is valuable consideration; and

        WHEREAS, Optionee’s execution of the attached Notice of Grant of Stock Options and Option Agreement (the “Notice Agreement”) shall constitute Optionee’s agreement to and acceptance of all of the terms and conditions set forth in this Nonqualified Stock Option Agreement (the “Agreement”);

        NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

        1.    Grant Subject to Plan. This option is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Compensation Committee (“Committee”) of the Board of Directors has been appointed by the Board of Directors, and designated by it, as the Committee to make grants of options.

        2.    Grant and Terms of Option. Pursuant to action of the Committee, the Company hereby grants to Optionee the option to purchase all or any part of the number of shares of the Common Stock of the Company, par value of $.50 per share (“Common Stock”), set forth in the Notice Agreement for the period and at the purchase price designated in the Notice Agreement; provided, however, that the right to exercise such option shall be, and is hereby, restricted so that the shares to which this option relates may not be purchased prior to the Vesting Date assigned to each of the shares as set forth in the Notice Agreement. The foregoing right to exercise is subject to the provisions of Section 6 hereof. Notwithstanding the foregoing, in the event of a Double-Trigger Event in connection with a Change of Control (as defined in the Plan) Optionee may purchase 100% of the total number of shares to which this option relates if the conditions set forth in the Plan are met in conjunction with such Change of Control. In no event may this option or any part thereof be exercised after the expiration of ten (10) years from the date hereof (“Term”). The purchase price of the shares subject to this option may be paid for (a) in cash, (b) by tender, either actually or by attestation, to the Company of shares of Common Stock already owned by Optionee and registered in his or her name or held for his or her benefit by a registered holder, having a Fair Market Value equal to the cash exercise price of the option being exercised, or (c) by a combination of methods of payment specified in clauses (a) and (b), all in accordance with the Plan.

        3.    Anti-Dilution Provisions. The number of shares covered by this Agreement and the price thereof shall be adjusted as provided in the Plan in event of certain anti-dilution events as described the Plan.

        4.    Investment Purpose. If the shares subject to the Plan are not registered under the Securities Act of 1933, Optionee acknowledges that a restrictive legend, in substantially the following form, will be printed on the certificates representing the shares acquired by Optionee on exercise of all or any part of this option:

        “The shares represented by this certificate have not been registered under the Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to the exemption afforded by Section 4(a)(2) of said Act. No transfer or assignment of these shares by the registered owner shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer of these shares, including without limitation, a transfer by operation of law, unless (a) the issuer shall have received an opinion of its counsel that the shares may be transferred without requirement of registration under said Act, or (b) there shall have been delivered to the issuer a ‘no-action’ letter from the staff of the Securities and Exchange Commission, or (c) the shares are registered under said Act.”

        5.    Non-Transferability. Neither this option nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect. This option may be exercised during Optionee’s lifetime only by Optionee.

        6.    Termination of Employment. In the event of termination of employment of Optionee for any reason other than by death, or disability, each of which is subject to Section 7 herein, or in connection with the Double-Trigger Event which is governed by the Plan, the options awarded under this Agreement, subject to Optionee’s compliance with all other provisions of this Agreement, may be exercised as follows:

(a)Termination prior to the full vesting of all options granted under this Agreement, the Optionee may exercise any vested options for a period of up to six (6) months following the date of termination; all options not vested prior to the termination date, will be cancelled.

(b)Termination after the full vesting of all options granted under the Agreement, the Optionee may exercise all vested options for the remainder of the Term.

        7.    Death, or Disability of Optionee.

            (a)    In the event of the death of Optionee while Optionee is employed by the Company this option shall become fully vested and may be exercised, and in the event of death of Optionee after termination of employment, to the extent this option is still exercisable under Sections 6 or 7(b) of this Agreement at the date of death, this option may be exercised, by a legatee or legatees under the option holder’s last will, or by personal representatives or distributees, at any time within a period of one (1) year after death, but not after expiration of the Term of this option.

            (b)    If Optionee terminates employment on account of disability (within the meaning of Section 422 (c) (6) of the Internal Revenue Code), this option shall become fully vested and may be exercised by Optionee (or a representative) within a period of one (1) year after the determination of disability, but not after expiration of the term of this option.

        8.    Shares Issued on Exercise of Option. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued Common Stock or transfer Treasury shares, or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.

        9.    Committee Administration. This option has been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, has plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.

        10.    Option Not An Incentive Stock Option. The option granted hereunder is not intended to be, and will not be treated as, an Incentive Stock Option.

        11.    No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time. The employment relationship shall continue to be at the will of both parties, either of which may terminate the employment relationship at any time for any reason.
        12.    Confidential Information and Inventions.
(a)    Optionee acknowledges that by virtue of his or her position and responsibilities within Emerson Electric Co. or any of its divisions, subsidiaries or affiliates (collectively, “Emerson”), Optionee has been granted access to Emerson’s highly confidential business plans and strategies, which strategies will be implemented in the future. Optionee also acknowledges that by virtue of his or her position and responsibilities within Emerson that Optionee has been granted access to Emerson’s confidential and trade secret methods for conducting its business, as well as confidential information regarding customers and customer preferences. Optionee further acknowledges that competitors of Emerson would obtain unfair insights into Emerson’s plans, strategies, and confidential business methods should they obtain access to Emerson’s plans, strategies, customer relationships, preferences, and business methodologies and that Emerson would be irreparably harmed should a competitor obtain access to this information. Optionee further acknowledges that Emerson is a global company, competing with other global companies, regarding its products and services and customer relationships and preferences. Optionee agrees that he or she will not directly or indirectly for any purpose other than performance of his or her duties for Emerson disclose or cause the disclosure of Emerson’s trade secrets or confidential and proprietary information, provided, however, that nothing contained in this Agreement limits Optionee’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency.
(b)    All ideas, inventions, discoveries, patents and patent applications (together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, and any and all disclosures relating thereto), technology, copyrights, derivative works, trademarks, service marks, improvements, developments, trade secrets, other intellectual property and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Optionee, whether individually or otherwise, during Optionee’s employment with Emerson, whether or not during working hours, that relate to (i) the business and/or activities of Emerson or which may be of interest to Emerson in its business, (ii) Emerson’s anticipated research or development, or (iii) any work performed by Optionee for Emerson, shall be the sole and exclusive property of Emerson, and Emerson shall own any and all right, title and interest to such. Optionee assigns and agrees to assign any and all of the foregoing to Emerson, whenever requested to do so by Emerson, at Emerson’s expense, and Optionee agrees to execute any and all applications, assignments or other instruments which Emerson deems desirable or necessary to protect such interests. Optionee shall prepare, keep and maintain detailed and current dated and witnessed records of all of Optionee’s inventions, and shall disclose the details of such inventions to Emerson.

        13.    Restrictions. During Optionee’s employment by Emerson, and for a period of two (2) years worldwide immediately after your employment with Emerson ends for any reason, including by reason of divestiture or spin-off, or any exercise of this Option, you will not directly or indirectly, (a) compete against, or enter the employ of or assist any person, firm, corporation or other entity in a business that competes against any business of Emerson in which you were at any time employed, (b) compete against any such Emerson business by soliciting or pursuing its customers, or (c) solicit or hire any Emerson employees. Emerson shall be entitled to all rights and remedies available at law or equity for any breach or threatened breach of this Agreement, including a cancellation of this award and any other outstanding equity awards and/or the return of all shares issued under this award or the Plan, damages and injunctive relief.
        14.    Severability. Any word, phrase, clause, sentence or other provision hereof which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions hereof.

        15.    Governing Law. This Agreement is made in and shall be construed and administered in accordance with the laws of the State of Missouri, without regard to conflicts of law principles which might otherwise be applied. Any litigation arising out of, in connection with or concerning any aspect of this Agreement shall be conducted exclusively in the State or Federal Courts in the State of Missouri, and Optionee hereby consents to the exclusive jurisdiction of said courts.

        16    Remedies.
(a)    If Optionee breaches or threatens to breach Section 12, 13 and/or 15 of this Agreement, the Company shall be entitled to injunctive relief enforcing this Agreement in addition to any other legal or equitable rights and remedies it may have. The Company in its sole discretion shall also be entitled to recover from Optionee, in lieu of enforcing Section 13 through injunctive relief, the excess of the Fair Market Value of shares subject to any options which have been exercised in the preceding twelve (12) months (or any parts thereof which have been exercised) as of the date of such exercise, over the option price. Optionee shall pay such amount to the Company not later than ten (10) days after the Company has provided Optionee with notice thereof.
            (b)    The Company’s subsidiaries and affiliates are express third party beneficiaries of Sections 12 through 16 of this Agreement.
        17.    Existing Agreements. Optionee’s obligations under Sections 12 through 16 of this Agreement are in addition to, and do not supersede, Optionee’s obligations under any other agreements that Optionee may have.

Notice of Grant of Stock Options and Option Agreement

Award Details

Grant Date:            ___________________________

Total Options Granted:    ___________________________

Grant Price:            $________

Total Option Cost:        $_________

Vesting Schedule:

                _____ on ________

Expiration Date:        ___________________________

Any option not exercised on or before the expiration date will be cancelled, and no longer available for exercise.

By your signature, you and the Company agree that these stock options are granted and governed by the terms and conditions of the Company’s 2024 Equity Incentive Plan, its Offering Circular and this Agreement, all of which are attached and made part of this document.

Signature:    ___________________________        Date: __________________